Exhibit 99.1

Hanger Orthopedic Group, Inc. Announces Appointment of Patricia B. Shrader to  Board of Directors

Replaces Bennett Rosenthal as an Independent Director

Austin, TX; December 19, 2011 — Hanger Orthopedic Group, Inc. (NYSE: HGR) today announced that its Board of Directors has elected Patricia B. Shrader, Vice President of Global Regulatory Affairs at Medtronic, Inc., to join the Board as a director, effective December 19, 2011.  Ms. Shrader qualifies as an independent director under applicable New York Stock Exchange listing standards.  Ms. Shrader is filling the vacancy created by the resignation of Board Member Bennett Rosenthal earlier in the day on December 19, 2011.

“We are very excited to welcome Patricia Shrader to Hanger’s Board.  Patricia’s nearly 25-year career in regulatory and external affairs in the medical device and diagnostics industry will prove useful in the future as we continue to grow in ever-changing regulatory and public policy environments,” said Thomas F. Kirk, CEO of Hanger Orthopedic Group.

Mr. Rosenthal, a Senior Partner and co-head of Private Equity Group at Ares Management, LLC, a private investment management firm, joined Hanger’s Board of Directors in 2006 in connection with Ares’ $50 million equity investment in the Company.  The investment was made as part of the Company’s refinancing of all of its then-outstanding senior debt and preferred stock.  Ares has since liquidated most of its equity investment in the Company.

“I have thoroughly enjoyed serving on Hanger’s Board of Directors and working closely with its excellent management team.  Now I feel that this is a good time for me to focus on other Ares-related investments,” commented Mr. Rosenthal.

“We would like to thank Bennett for his insight and guidance as a valuable member of our Board of Directors.  We have had a great partner in Ares throughout the years,” Mr. Kirk said.

About Hanger — Hanger Orthopedic Group, Inc. (NYSE: HGR), headquartered in Austin, Texas, is the world’s premier provider of services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post-acute market. Hanger is the largest owner and operator of orthotic and prosthetic patient care centers, with in excess of 680 O&P patient care centers located in 45 states and the District of Columbia. Hanger, through its subsidiary Southern Prosthetic Supply, is also the largest distributor of branded and private label O&P devices and components in the United States. Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus. Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. Accelerated Care

Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation, serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S. For more information on Hanger, visit www.hanger.com.

This document contains forward-looking statements relating to the Company’s results of operations. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Statements relating to future results of operations in this document reflect the current views of management. However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.